Exhibit 99.1
Sales comparisons are presented to help investors understand the general tone of Cooper’s business. These comparisons include the impacts of acquisitions, divestitures, currency movements, etc. and are not necessarily indicative of general business trends.
Specific questions regarding these sales trends should be directed to Richard Bajenski, Vice President, Investor Relations, bajenski@cooperindustries.com, (713) 209-8610.
Sales for the three months ended on the dates shown, compared to the same period in the prior year:

	2/28/05	3/31/05	4/30/05	5/31/05	6/30/05	7/31/05
Cooper Industries	9-11%	8%	5-7%	6-8%	7%	6-8%

Electrical Products	10-12%	9%	7-9%	7-9%	9%	7-9%

Tools & Hardware	1-3%	1%	(2-4)%	0-2%	(1)%	0-2%
Observations on recent sales trends for the three months ended July 31, 2005.
Cooper Industries
Sales for the three months ended July 31, 2005 increased 6-8% compared with the same three months last year. Translation continues to have a moderate positive impact on revenues.
Electrical Products
Sales for the three months ended July 31, 2005 increased 7-9% compared with the prior year.
•	Utility spending remained strong as utilities continued to invest in system upgrades and protection.

•	North American industrial activity continued to expand, driving growth in sales of products for industrial plants and for maintenance and refurbishment needs.

•	Commercial and residential construction markets showed improvement, while non-residential project construction remained slow.

•	Sales in the retail channel have improved across a range of products.

•	European industrial and commercial markets grew at a modest pace.
Tools and Hardware
Sales for the three months ended July 31, 2005 increased 0-2% compared with the prior year.
•	North American retail demand improved, resulting in higher hand tool sales in the retail channel.

•	Soft demand for industrial power tools and reduced demand and shipments of assembly equipment projects were partially offset by improved hand tool sales to industrial markets.
Note: Includes impacts of acquisitions and divestitures, when applicable.